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                                                        Exhibit 10.1



                                                        Arthur B. Sims
                                                        CHAIRMAN AND
                                                        CHIEF EXECUTIVE OFFICER




April 11, 1996

Mr. Mark R. Bell
1513 Sunmeytown Pike
Gwynedd, PA 19436


Dear Mark:


As discussed by telephone this morning, we are pleased to offer you the position of Corporate Vice President, U.S. Sales, effective April 15, 1996, reporting to the Chairman and Chief Executive Officer.


    1. Your base annual salary will be $140,000.

    2. You will qualify for an annual incentive compensation of up to $100,000 based on your performance. Performance measurement criteria will consist of (1) bookings and (2) sales expenses compared to a plan, which you and I will develop together for the remaining three quarters of 1996 and, thereafter, on a fiscal year basis. Please understand that compensation of officers--including incentive plans--is subject to review, approval and modification by the Board's Compensation Committee.

    3. You will be granted an option to purchase 25,000 shares of 3D Systems common stock. The option will vest over a four-year period, 25% on each anniversary of the date of grant, with an exercise price equal to the closing price on April 15, 1996. There are two conditions concerning the stock option: (1) its final approval by the Compensation Committee of the Board of Directors and (2) approval by the company's shareholders of a new stock option plan, under which your option is to be granted, which will be voted on at the next shareholders meeting on May 22, 1996.

    4. Your work location will be the corporate headquarters in Valencia, California. You will be offered assistance in moving your family and household

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Mr. Mark R. Bell
April 11, 1996
Page 2


       effects to the Valencia area. A description of the relocation assistance package is enclosed.

    5. Your employment will be on an "at-will" basis. Should the company terminate your employment without just cause, you will be entitled to a severance benefit equal to six-months' base salary, provided that you execute a release agreement acceptable to the company. Of course, your employment may be terminated with just cause at any time without severance benefit.


    6. We will require your execution of the enclosed Employee Agreement Regarding Confidentiality, Noncompetition, Inventions and Trade Secrets.

Mark, on behalf of the directors and officers of the Company, I welcome you to the executive team and look forward to your contributions to maximizing 3D's prosperity over the coming years.


Sincerely,



Arthur B. Sims

CC: Charles W. Hull
    Gordon Almquist
    Donna Baldewicz



ACCEPTED:




- - --------------------------------------------
Mark R. Bell                       Date

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                                   3D SYSTEMS, INC.
                                Relocation Assistance

                                     Mark R. Bell



    1. Commission expense of up to 6% relating to selling home in Gwynedd, PA, plus selling costs such as escrow fees, title policy, documentary stamps, and recording fees, not to exceed $2,500. Selling costs not included are mortgage interest and property tax prorations.

    2. Temporary living costs of lodging and meals, not to exceed $5,000, plus storage of household effects for up to 2 months.

    3. Usual and customary closing costs (excluding mortgage interest and property tax prorations, repairs and the like) related to the purchase of a home. 3D will pay loan fees up to 2% of the mortgage value.

    4. Moving and packing and unpacking of all household effects including fragile packaging using special material, plus the cost of insurance coverage.

    5. Miscellaneous expenses, up to a maximum of $2,000, such as charges incurred to connect or disconnect utilities.

    6. Taxable relocation reimbursements will be grossed-up to offset your income tax liability. The gross-up will be limited to three "bumps" and will be subject to review of your 1996 tax returns.

    7. Any expenses incurred in excess of the above will be your responsibility. Please be aware that the amounts paid to you by 3D will be included in your gross wages and subject to appropriate taxation in 1996. (See paragraph 6, above.)